Exhibit 10.11

FTI CONSULTING, INC. 2009 OMNIBUS INCENTIVE COMPENSATION PLAN

CASH-BASED STOCK APPRECIATION RIGHT AWARD AGREEMENT

To ____________:

FTI Consulting, Inc. (the “Company”) has granted you an award (the “Award”) of a stock appreciation right (the “SAR”) under the FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan, as effective as of June 7, 2017, as further amended from time to time (the “Plan”), with respect to up to _______ shares of common stock, $0.01 par value (“Common Stock”) of the Company (the “Shares”), at $________ per share (the “Exercise Price”). The SAR represents the right to receive cash upon exercise equal to the product of (i) the aggregate number of Shares with respect to which the SAR is exercised and (ii) the excess of (A) the “Fair Market Value” (as defined in the Plan) of a Share as of the date of exercise over (B) the Exercise Price specified above (such cash payment being referred to as a “SAR Payment”). The effective “Date of Grant” will be _______ __, _____, subject to your promptly [electronically acknowledging and accepting] [signing and returning] a copy of this Agreement (as defined below).

This Cash-Based Stock Appreciation Right Award Agreement (the “Agreement”) and the Award of the SAR and the SAR Payment are made in consideration of your employment with the Company (as hereafter defined) and are subject to any applicable terms of the written employment arrangements, or successor agreement, as amended from time to time, to which you are subject (“Employment Agreement”), if applicable, between you (the “Employee”) and the Company or an Affiliate of the Company (the “Employer”). This Agreement incorporates the Plan and any terms and conditions relating to the SAR or the Award contained in the Employment Agreement (if applicable) by reference, and specifies other applicable terms and conditions of your SAR. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Compensation Committee (the “Committee”) of the Board of Directors of the Company concerning any questions arising under this Agreement or the Plan with respect to the Award.

Copies of the Plan and the Prospectus for the Plan are attached or have otherwise been electronically provided to you. By executing this Agreement, you acknowledge that you have received copies of those documents and have read, understand and agree to all terms. You may request additional copies of those documents by contacting the Secretary of the Company at FTI Consulting, Inc., 2 Hamill Road, North Building, Baltimore, Maryland 21210 (Phone: (410) 591-4867). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

Unless otherwise noted, all terms not defined by this Agreement (or the Glossary hereto) have the meanings given in the Plan or if applicable, the Employment Agreement.

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement

In addition to the terms, conditions, and restrictions set forth in the Plan or your Employment Agreement (if applicable), the following terms, conditions, and restrictions apply to the SAR:

(1)	Exercise. You may not exercise the SAR before _________ __, ____, except as otherwise provided below.
a.

Except as provided otherwise in this Agreement or your Employment Agreement (if applicable), so long as your Service continues through the applicable date upon which vesting is scheduled to occur, you may exercise the SAR to receive the SAR Payment for up to ________ of the Shares on or after ________, __, ____ [Dates], such that the SAR will be exercisable for 100% of the Shares on _________, __, ____[Date]; except that none of the SAR will become vested after your Service ceases unless otherwise provided in this Agreement or the Employment Agreement (if applicable).

b.	The SAR will expire at 5:00 p.m. Eastern Time on the tenth anniversary of the Grant Date.
c.	The Committee may, in its sole discretion, accelerate the time at which you may exercise part or all of the SAR.
[d].	[RESERVED for Other Vesting Terms]
e.	If the Employee’s Service is terminated by the Company for (other than as provided in Section __ hereof), the entire SAR (vested and not vested) shall terminate and expire upon such event.
f.

You may exercise the vested portion of the SAR only in multiples of whole SAR Shares and may not exercise the SAR as to fewer than one hundred SAR Shares (unless the SAR is then exercisable for fewer than one hundred SAR Shares) at any one time.

(2)

Method of Exercise. Subject to this Agreement or the Plan, you may exercise the SAR only by notice to the Company, in such form and manner as the Committee may require, on or before the SAR’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the SAR and the number of SAR Shares with respect to which it is being exercised; and
b.	contain such representations as the Company may require.

For all purposes of this Agreement or the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment to the Company.

(3)	Forfeiture. [RESERVED FOR FORFEITURE TERMS].
(4)	Postponement of Exercise. The Company may postpone the exercise of any portion of the SAR for so long as the Company determines to be necessary or advisable to satisfy the following:
a.	compliance with any requests for representations; and

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement

b.

receipt of proof satisfactory to the Company that a person seeking to exercise the SAR on your behalf upon your Disability (if necessary), or upon your estate’s behalf after your death, is authorized and entitled to exercise the SAR.

(5)

Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement (if applicable) or other Service relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or Service relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a Service relationship with, the Company (or your Employer) or any of its Affiliates for any period of time. This Agreement does not limit in any manner the right of the Company or Employer to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of the SAR and SAR Payments or any other adverse effect on your interests under the Plan.

(6)

Entire Agreement. This Agreement, inclusive of the Plan and the terms of the Employment Agreement (if applicable) incorporated into this Agreement, contain the entire agreement between you and the Company with respect to the SAR and SAR Payments. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the SAR and SAR Payments are superseded by this Agreement and are void and ineffective for all purposes.

(7)	Rights as Stockholder. You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares underlying the SAR.
(8)

Restrictions on Transfer. This SAR cannot be assigned, transferred, pledged, hypothecated, hedged or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the SAR is transferable by way of will or the laws of descent and distribution. Any sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, or purported sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions. During your lifetime, only you (or, upon your Disability and if necessary, a guardian or legal representative) may exercise the SAR.

(9)

Company’s Rights. You understand and agree that the existence of this SAR will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement

Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(10)

Tax Withholding. At the time of exercise, the Company or its Affiliates may withhold from your payroll or any other payment due to you, and you agree to make adequate provision for, all taxes required by law to be withheld in connection with the SAR Payment. The Company or its Affiliates may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the SAR and delivery of the SAR Payment or you may elect to have the Company withhold a portion of any cash proceeds of the SAR Payment to satisfy such tax withholding obligations.

(11)

Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award, the SAR or the SAR Payment will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(12)	Adjustments. The Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization and other extraordinary or unusual or non-recurring events.
(13)

Amendment. This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse effect on the SAR, Shares or SAR Payment, as determined by the Committee, except as provided in the Plan, the Employment Agreement (if applicable) or in a written document signed by you and the Company.

(14)

Notice. Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be acceptable.

(15)

Conformity and Conflict. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any term in this Agreement, the Plan or your Employment Agreement (if applicable), the provisions of, first, the Plan, second, this Agreement, and lastly, your Employment Agreement (if applicable), will control in that order of priority, except in the case of Section 11 of this Agreement, which will control in all cases.

(16)

Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken,

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement

and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s) as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

(17)

Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(18)	Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
(19)

Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

(20)

Transfer of Personal Data. You authorize, agree and unambiguously consent to the transmission by the Company (or any subsidiary) of any personal data information related to the SAR awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of your home country and including to countries with less data protection than the data protection provided by your home country. This authorization and consent is freely given by you.

(21)

Unfunded Status. The SAR and the bookkeeping account to which they are credited shall not be deemed to create a trust or other funded arrangement. Your rights with respect to the Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall you have any other interest in any asset of the Company by virtue of the Award.

(22)

Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Code Section 409A and the treasury regulations and other official guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

{The Glossary follows on the next page}

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement

GLOSSARY

(a)Cause” has the meaning ascribed to such term or words of similar import in your Employment Agreement.

(b)“Change in Control” shall have the meaning ascribed to such term under the Plan, provided that, such event is also a “change in control event” as described in Code Section 409A.

(c)“Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement.

(d)“Service” means your employment or other Service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide Services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or Service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or Service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or Service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or Service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(e)“You,” “Your” means the recipient of the Award as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{Signature page follows}

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement

[IN WITNESS WHEREOF, this Agreement is dated and has been executed as of the date electronically acknowledged and accepted by the award recipient.]

[IN WITNESS WHEREOF, the Company and the award recipient have caused this Agreement to be executed as of the ___ day of _____, ___.

FTI CONSULTING, INC.

By:
Name
Title:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.]

AWARD RECIPIENT

2017 Omnibus Incentive Compensation Plan

Cash-Based Stock Appreciation Right Award Agreement